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                                                                     EXHIBIT 4.6



     Extension of the BGA IMMUNITY AGREEMENT entered into October 18, 1996 between Motorola, Inc. and ST Assembly Test Services, Ltd.



Motorola Inc. and ST Assembly Services, Ltd. agree to extend the term of above-identified IMMUNITY AGREEMENT for an extension period from January 1, 2003 until March 31, 2003.

Any royalty payments due Motorola Inc. by ST Assembly Test Services, Ltd. during the extension period will be calculated at a royalty rate offered under the terms of a renewed IMMUNITY AGREEMENT made between Motorola and ST Assembly Services, Ltd.

All other terms and condition of the above-identified IMMUNITY AGREEMENT remain the same.

Indicating their agreement to the foregoing, the parties have hereto executed this extension of the above-identified IMMUNITY AGREEMENT in duplicate.



Motorola, Inc.                              ST Assembly Test Services, Ltd.

By     :   /s/ Paul Riedy                   By      :   /s/ Linda Nai
           -------------------------                    -----------------------

Title  :   Director, IP Licensing           Title   :   Director, Legal
           -------------------------                    -----------------------

Date   :   1/2/03                           Date    :   December 23, 2002
           -------------------------                    -----------------------